Exhibit 10.1

Number:	HR-	Rev:
Date:
Sheet:	1 of 4

HUMAN RESOURCES POLICY

OFFICER SEVERANCE PAY

RECORD OF DOCUMENT APPROVALS FOR INITIAL RELEASE

		Originator	Checked	End User	Q.A.	Approved	Approved	Approved

NAME

BY	TITLE

DATE

1.0	SCOPE

This policy applies to all Officers of Kulicke & Soffa Industries, Inc. (“Kulicke & Soffa”)

2.0	OBJECTIVES

Payment and benefit policy for Officers.

3.0	RESPONSIBILITY

The Management Development and Compensation Committee of the Board has the primary responsibility for this policy. Any request for administrative clarification must be presented to the Committee Chairperson. There shall be no deviation from this policy without authorization from the Management Development and Compensation Committee of the Board.

4.0	APPLICABLE DOCUMENTATION

None

5.0	DEFINITIONS

“Cause” shall mean: (i) theft or embezzlement, (ii) indictment for a felony, (iii) material breach of Kulicke & Soffa’s Code of Ethics, Code of Business Conduct or any written agreement between Kulicke & Soffa and the Officer, (iv) any act of dishonesty or misconduct (whether in connection with responsibilities as an Officer or otherwise) that either substantially impairs Kulicke & Soffa’s business, goodwill or reputation or substantially compromises the Officer’s ability to represent Kulicke & Soffa with employees, customers, investors, or the public, or (v) failure to perform assigned lawful duties in a satisfactory manner after five (5) business days’ written notice (such notice in reasonable detail and making specific reference to the definition of “Cause” and to this paragraph 5.0) and opportunity to cure during such period.

“Disability” means the Officer’s incapacity due to physical or mental illness which would render the Officer unable to perform the essential functions of his position (including with any reasonable accommodation required by applicable law). Any question as to the Officer’s incapacity due to physical or mental illness referred to above to which Kulicke & Soffa and the Officer cannot agree shall be determined by a qualified independent physician selected jointly by Kulicke & Soffa and the Officer or, if Kulicke & Soffa and the Officer cannot agree, a physician selected jointly by two physicians, one selected by Kulicke & Soffa and one selected by the Officer. The determination of such a physician made in writing to Kulicke & Soffa and the Officer shall be final and conclusive for purposes of this Agreement.

“Good Reason” shall mean: without the Officer’s consent, (i) any substantial diminution in the position or authority of the Officer which is (are) inconsistent with the Officer’s then current position or authority, (ii) reduction of the Officer’s base salary (other than a percentage reduction applicable to all other Officers) or exclusion of the Officer from compensation or benefit plans made available to other Officers in his or her salary grade, (iii) any requirement by Kulicke & Soffa that the Officer relocate his primary office or location to any office or location more than 30 more miles away from the Officer’s then current primary residence, except for relocations in connection with termination of expatriate assignments, (iv) termination of this policy, (v) amendment or modification of this policy that materially and adversely affects the Officer’s rights hereunder, (vi) failure by any successor to Kulicke & Soffa to expressly adopt this policy;

“Officers” shall mean the Chief Executive Officer and all other employees of Kulicke & Soffa salary grade 18 and above.

“Termination Date” shall mean the Officer’s last day of employment with Kulicke & Soffa.

6.0	POLICY

6.1	Kulicke & Soffa shall provide the following severance payments and benefits to Officers who (i) are terminated by Kulicke & Soffa (A) without “Cause” or (B) because of Disability, or (ii) voluntarily terminate their employment for Good Reason:

•	An amount equal to six (6) months of base salary, at the rate paid as of the Termination Date, less legally required deductions and employee authorized deductions.

•

In addition, an amount equal to twelve (12) months of base salary, at the rate paid as of the Termination Date, less legally required deductions and employee authorized deductions; provided that, the Officer and Kulicke & Soffa have entered into and not revoked a severance agreement and general release in favor of Kulicke & Soffa, in the form provided to the Officer by Kulicke & Soffa (the “Release”).

•

Kulicke & Soffa shall pay severance payments in the form of salary continuation payable on such Officer’s regularly scheduled pay dates during the period beginning on the Termination Date and ending on March 1 of the calendar year following the Termination Date. On March 1, Kulicke & Soffa shall pay the unpaid balance of the severance payments to the Officer in a lump sum amount.

•

Continuation of participation in medical, prescription drug, dental, and vision benefit programs for six (6) months after the Termination Date, and for an additional twelve (12) month period provided that the Officer and Kulicke & Soffa have entered into the Release. Participation would be at the same rate of premium payment by Officer applicable to current employees.

•	Continuation of eligibility to participate in life insurance program to a maximum of six (6) months after the Termination Date, subject to the agreement of the life insurance provider

•	The right to make contributions to the Kulicke & Soffa 401(k) Plan and vesting under the Kulicke & Soffa 401(k) Plan shall cease effective on the Termination Date.

•

No stock options shall vest after the Termination Date and the former Officer shall have three (3) months after the Termination Date to exercise vested stock options, unless different terms apply under the applicable stock option plan(s) if the Officer is eligible to retire under the terms of such plan(s). Any entitlement to Performance Share awards shall be determined in accordance with the terms of the applicable plan.

•

An Officer is eligible for a quarterly cash incentive award for a fiscal quarter (if awards are granted) under the Officer Incentive Plan only if the Officer’s Termination Date is on or after the last day of such fiscal quarter. Payment, if any, will take place on payment date determined for that award period for Officers.

6.2

Notwithstanding anything to the contrary set forth in this Policy, Kulicke & Soffa will not pay any severance payment or benefit of any kind to an Officer terminated by Kulicke & Soffa in connection with a divestiture of a business of Kulicke & Soffa if the Officer receives an offer of employment from the purchaser of the divested business (or an affiliate of the purchaser) which includes targeted annual cash compensation of at least 90% of his or her targeted annual cash compensation at Kulicke & Soffa on the Termination Date. For purposes of this calculation, Kulicke & Soffa targeted annual cash compensation shall not include any special bonus or other amount payable or paid to Officer in connection with the disposition of the of the divested business.

6.3	Notwithstanding anything to the contrary set forth in this policy, if an Officer breaches any provision of a written agreement between such Officer and Kulicke & Soffa, including an employment agreement, after the Officer’s Termination Date and during the period that such agreement remains in effect, Kulicke & Soffa will make no further severance payments to such Officer and such Officer shall promptly return all prior severance payments paid to such Officer.

7.0	APPENDIX

None